Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 18, 2013 except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor information presented in Note 22 as to which the date is December 23, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Chiquita Brands International, Inc.’s Current Report on Form 8-K dated December 23, 2013. We also consent to the incorporation by reference of our report dated March 18, 2013 relating to the financial statement schedules, which appears in the Annual Report on Form 10-K of Chiquita Brands International, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Charlotte, NC
December 23, 2013